Exhibit 99.1
Carter Validus Mission Critical REIT II, Inc. Enters into $25 Million Term Loan
(TAMPA, FL) March 23, 2017 – On February 16, 2017, Carter Validus Mission Critical REIT II, Inc. (“CV Mission Critical REIT II”), a non-traded real estate investment trust (“REIT”) focused on acquiring data center and healthcare real estate investments, closed a $25 million secured loan with Siemens Financial Services, Inc.
“Obtaining the loan is consistent with CV Mission Critical REIT II’s investment objectives. We believe the loan provides us with the flexibility to continue to acquire properties and build our portfolio while balancing the debt in our capital structure,” stated John Carter, Chief Executive Officer of CV Mission Critical REIT II.
“We believe this transaction is demonstrative of our ability to leverage key relationships with financing providers and our team’s expertise in capital markets,” stated Michael A. Seton, President of CV Mission Critical REIT II.
About Carter Validus Mission Critical REIT II, Inc.:
Carter Validus Mission Critical REIT II, Inc. is a public, non-traded company headquartered in Tampa, Florida that has elected to be taxed, and believes it qualifies, as a real estate investment trust.  Carter Validus Mission Critical REIT II, Inc. intends to acquire mission critical real estate assets located throughout the United States and abroad. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT II, Inc. intends to focus its acquisitions on mission critical assets in the data center and healthcare sectors. See www.cvmissioncriticalreitii.com for more information.
Media Contact:
Stacy Sheedy
Marketing Manager, Carter Validus
ssheedy@cvreit.com
813-316-4292
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will" and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although CV Mission Critical REIT II believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material.  CV Mission Critical REIT II undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in CV Mission Critical REIT II’s expectations.